EXHIBIT 10h



LOGO
SBC Communications Inc.

















                                         SALARY AND
                               INCENTIVE AWARD DEFERRAL PLAN



















                     Effective: January 1, 1984
                     Revisions Effective: November 21, 1997

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                                         SALARY AND
                               INCENTIVE AWARD DEFERRAL PLAN

                                     TABLE OF CONTENTS

Section         Subject                         Page

      1.    Purpose..................................     1
      2.    Definitions..............................     1
      3.    Eligibility..............................     1
      4.    Participation............................   1&2
      5.    Deferred Accounts........................   2&3
      6.    Distribution.............................   3-6
      7.    Amendment and Termination................     6
      8.    Miscellaneous............................     6


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                                 SBC SALARY AND
                          INCENTIVE AWARD DEFERRAL PLAN

1. Purpose. The purpose of the Salary and Incentive Award Deferral Plan (the "Plan") is to provide Eligible Employees with a means for deferring the receipt of income.

2. Definitions. For purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

            Base Salary. "Base Salary" or "Salary" shall mean the Eligible Employee's annual base salary, excluding commissions, lump-sum merit payments in lieu of salary, and TEAM Awards, and before reduction due to any contribution pursuant to this Plan or reduction pursuant to any other deferral plan of SBC.

            Chairman. "Chairman" shall mean the Chairman of the Board of SBC Communications Inc.

            Committee. "Committee" shall mean the Human Resources Committee of the Board of SBC Communications Inc.

            Eligible Employee. "Eligible Employee" shall mean an Officer or a non-Officer employee of any SBC company who is designated by the Chairman as eligible to participate in the Plan.

            Officer. "Officer" shall mean an individual who is designated by the Chairman as eligible to participate in the Plan who is an elected officer of SBC or of any SBC subsidiary (direct or indirect).

            SBC.  "SBC" shall mean SBC Communications Inc.

            SBC Shares.  "SBC Shares" shall mean shares of SBC common stock.

3. Eligibility. Each Eligible Employee shall be eligible to participate in the Salary and Incentive Award Deferral Plan (the "Plan").

4.    Participation.

      (a) Prior to the beginning of any calendar year, an Eligible Employee may elect to participate in the Plan by directing that up to 50% of his or her Base Salary and/or all or part of his or her short-term and/or long-term awards under the Short Term Incentive Plan and/or under the Senior Management Long Term Incentive Plan and/or its successor plan, the 1996 Stock and Incentive Plan, which would otherwise be paid currently to the employee in such calendar year, shall be credited to a deferred account subject to the terms of the Plan. In no event, however, shall the part of Salary or of any award credited to the Plan during any calendar year be less than $1,000 (which in the case of an award shall be based on valuation at the time the award would otherwise be paid). Any Base Salary deferral hereunder is conditioned upon a 30% Base Salary deferral election in the Stock Savings Plan.

      (b) Such an election to participate in the Plan shall be in the form of a document executed by the employee and filed with SBC. An election related to Salary or awards otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year. A new election to participate in the Plan shall be made annually.

      5.    Deferred Accounts.

      (a) Deferred amounts related to Salary or awards which would otherwise have been distributed to the Eligible Employee in cash shall be credited to the employee's account and shall bear interest at the applicable Declared Rate on the balance from month-to-month in such account. The interest will be credited monthly to the account at one-twelfth of the annual Declared Rate for that calendar year compounded quarterly. The Declared Rate for each calendar year will be determined by the Senior Vice President-Human Resources, with the concurrence of the Senior Vice President, Treasurer and Chief Financial Officer, and will be announced on or before January 1 of the applicable calendar year. However, in no event will the Declared Rate for any calendar year be less than the Moody's Corporate Bond Yield Average-Monthly Average Corporates as published by Moody's Investor's Service, Inc. (or any successor thereto for the month of September before the calendar year in question, or, if such yield is no longer published, a substantially similar average selected by the Senior Vice President-Human Resources).

            In addition, if the employee's account under the Bell System Senior Management Incentive Award Deferral Plan ("Predecessor Plan") was transferred to an account under this Plan as of January 1, 1984, the effective date of this Plan, then the employee's account under this Plan shall be credited as of such date with the amount credited to the employee's account under the Predecessor Plan as of December 31, 1983, and such amount shall bear interest in accordance with the terms of this Plan.


      (b) Deferred amounts related to awards which would otherwise have been distributed in SBC hares shall be credited to the employee's account as deferred SBC Shares. The employee's account shall also be credited on each dividend payment date for SBC Shares with an amount equivalent to the dividend payable on the number of SBC Shares equal to the number of deferred SBC Shares in the employee's account on the record date for such dividend. Such amount shall then be converted to a number of additional deferred SBC shares determined by dividing such amount by the price of SBC Shares, as determined in the following sentence. The price of SBC Shares related to any dividend payment date shall be the average of the closing prices of SBC Shares on the New York Stock Exchange ("NYSE") for the period of five trading days ending on such dividend payment date, or the period of five trading days immediately preceding such dividend payment date if the NYSE is closed on the dividend payment date.

      (c) In the event of any SBC common stock dividend or split occurring after January 1, 1987, employees' accounts will automatically be credited with additional SBC Shares necessary to reflect such stock dividend or split. In the event of any other change in outstanding SBC common stock by reason of any recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the Board of Directors shall make such adjustments, if any, that it deems appropriate in the number of deferred SBC Shares then credited to employees' accounts. Any and all such adjustments shall be conclusive and binding upon all parties concerned.

6.    Distribution.

      (a) At the time an Eligible Employee makes an election to participate in the Plan, the employee shall also make an election with respect to the distribution (during the employee's lifetime or in the event of the employee's death) of the amounts to be credited to the employee's deferred account during the upcoming calendar year. Such an election related to awards otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year. Amounts credited as cash plus accumulated interest shall be distributed in cash; amounts credited as deferred SBC Shares shall be distributed in the form of an equal number of SBC Shares; provided, however, any fractional shares shall be credited as federal tax withholding.


      (b) An employee may elect to receive the amounts credited to the employee's account with respect to Salary or with respect to each award to be paid in the upcoming calendar year in one payment or in some other number of approximately equal annual installments (not exceeding 15). The first installment (or the single payment if the employee has so elected) shall be paid within 60 days following the date specified in such election.

      (c)   Notwithstanding an election pursuant to Paragraph (b) of this
            Section 6, all amounts then credited to the employee's accounts shall be paid immediately in a single payment if an employee is discharged for cause by his or her employing company, or if an employee otherwise ceases to be employed by his or her employing company and engages in competition with SBC or any direct or indirect subsidiary thereof or with any business with which a subsidiary of SBC or an affiliated company has a substantial interest (collectively referred to herein as an "Employer Business"), or becomes employed by a governmental agency having jurisdiction over the activities of SBC or any of its subsidiaries. For purposes hereof, engaging in competition with any Employer business shall mean engaging by the employee in any business or activity in the same geographical market where the same or substantially similar business or activity is being carried on as an Employer business. Such term shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer business. However, engaging in competition with an Employer business shall include representing or providing consulting services to, or being an employee of, any person or entity that is engaged in competition with any Employer business or that takes a position adverse to any Employer business. Further, engaging in competition with an Employer business would result if the employee either engages directly in competitive activity or in any capacity in any location becomes employed by, associated with, or renders service to any company, or parent or affiliate thereof, or any subsidiary of any of them, if any of them is engaged in competition with an Employer business, regardless of the position or duties the employee takes and regardless of whether or not the employing company, or the company that the employee becomes associated with or renders service to, is itself engaged in direct competition with an Employer business.

      (d) An employee may designate pursuant to the SBC Rules for Employee Beneficiary Designations as may hereafter be amended from time to time ("Rules") that, in the event the employee should die before full payment of all amounts credited to the employee's accounts, the balance of all deferred amounts shall be distributed in one payment or in some other number of approximately equal annual installments (not exceeding 5) to the beneficiary or beneficiaries designated in writing by the employee. If no designation has been made or if all designated beneficiaries predecease the employee or die prior to complete distribution of all of the employee's amounts hereunder, then the balance of such amounts be shall be distributed according to the Rules. The first installment (or single payment if the employee has so elected) shall be paid within 60 days following the month of death.

      (e) Installments subsequent to the first installment to the employee, or to a beneficiary, shall be paid on the date established in 6(b) or 6(d) in each succeeding calendar year until the entire amount credited to the employee's deferred account shall have been paid. Deferred amounts held pending distribution shall continue to be credited with interest or additional deferred SBC Shares, as applicable, determined in accordance with Section 5(a) or 5(b).

      (f) The obligation to make distribution of deferred amounts credited to an employee's account during any calendar year, plus the additional amounts credited on such deferred amounts pursuant to
            Section 5(a) or 5(b), shall be borne by SBC or the applicable employing company which otherwise would have paid the related award currently. However, the obligation to make distributions with respect to deferred amounts which are related to amounts credited to an employee's account as of the effective date of the Plan pursuant to Section 5(a), and with respect to which no SBC company would otherwise have paid the related award currently, shall be borne by the company which employed the employee on the effective date of the Plan.

      (g) For the purpose of this Section 6, an election described in Paragraph (a) or a beneficiary designation described in Paragraph
            (d) made under the comparable provisions of the Predecessor Plan shall be considered as an election or beneficiary designation, respectively, made under this Section 6.

      (h) Notwithstanding the previous provisions of this Section 6, at any time during the calendar year prior to the calendar year during which an award deferred under the provisions of the Plan is scheduled for distribution, a participant my change his or her previous election(s) applicable to such award to further defer the commencement of distribution of such award to a subsequent calendar year, and in such case to also change the number of installments applicable to the distribution of the award.
            Amounts with respect to which the participant's election(s) are modified in accordance with the provisions of this Section 6(h) shall continue to be subject to all provisions of this Plan including further distribution modifications in accordance with the provisions of this Section 6(h).

7. Amendment and Termination. This Plan may be modified or terminated at any time in accordance with the provision of SBC's Schedule of Authorizations, but such changes or termination shall not adversely affect the rights of any Eligible Employee, without his or her consent, to any benefit under the Plan to which such employee may have previously become entitled prior to the effective date of such change or termination.

8.    Miscellaneous.

      (a) Unsecured General Creditor. The amounts deferred hereunder shall be held in the general funds of SBC. SBC shall not be required to reserve, or otherwise set aside, funds for the payment of such amounts.

      (b) Non-Assignability. The rights of an employee to any deferred amounts plus the additional amounts credited pursuant to Section 5(a), 5(b) and 5(c) shall not be subject to assignment by the employee.

      (c)   Administration.  The Committee shall be the sole administrator of
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            the Plan and will administer the Plan, interpret, construe and apply its provisions in accordance with its terms. The Committee shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Committee shall be binding unless the Board of Directors should determine otherwise.